Filed Pursuant to Rule 424(b)(3)

Registration No. 333-285981

Registration No. 333-285872

Registration No. 333-282359

Registration No. 333-284324

Prospectus Supplement No. 9

(to Prospectus dated March 20, 2025)

Prospectus Supplement No. 19

(to Prospectus dated November 12, 2024)

Prospectus Supplement No. 12

(to Prospectus dated February 6, 2025)

Damon INC.

Offering of 126,900,000 Units, Each Unit Consisting of One Common Share and One Series A Warrant, and

126,900,000 Common Shares* Underlying Series A Warrants and 6,345,000 Common Shares* Underlying

Underwriter’s Warrants

Resale of Up to 1,015,383 Common Shares by the Selling Securityholders
Resale of Up to 18,514,579 Common Shares by the Selling Securityholders

This prospectus supplement is being filed to update and supplement information contained in (i) the prospectus dated March 20, 2025 related to the offering of 126,900,000 units, each unit consisting of one common share, no par value (“common shares”) and one Series A Warrant (“Series A Warrant”), of Damon Inc., a British Columbia corporation (“Damon”), and 126,900,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Series A Warrants and 6,345,000 common shares (*or a greater amount pursuant to an alternate cashless exercise option in accordance with the terms of the warrants) underlying the Underwriter’s Warrants, (ii) the prospectus dated November 12, 2024 related to the resale of up to 1,015,383 common shares of Damon, and (iii) the prospectus dated February 6, 2025 related to the to the resale of up to 18,514,579 common shares of Damon (together, the “Prospectuses”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 10, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are traded on the OTCID Basic Market currently under the symbol “DMNID,” which will revert to “DMNIF” 20 business days after July 3, 2025, the effective date of the reverse stock split disclosed in the Current Report. On July 9, 2025, the closing price of our common shares was $ 0.082 per share.

Investing in our securities involves risks. See the sections titled “Risk Factors” of the Prospectuses and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 10, 2025.

United States

Securities and Exchange Commission

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2025

DAMON INC.

(Exact name of registrant as specified in its charter)

British Columbia	001-42190	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4601 Canada Way, Suite #402 Burnaby, BC	V5G 4X7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (236) 326-3619

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares	DMN*	The Nasdaq Stock Market LLC*

*	As previously reported, The Nasdaq Stock Market LLC has determined to delist the Company’s common shares, and has suspended its trading as of May 20, 2025. The Company’s common shares are currently quoted on the OTCID Basic Market, operated by OTC Markets Group, Inc., under the symbol “DMNIF.”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Reverse Stock Split

On July 3, 2025, Damon Inc. (the “Company”) effected a reverse split of its outstanding common shares at a ratio of 1-for-125, as approved by the Company’s Board of Directors pursuant to its articles (the “Reverse Split”). The Reverse Split was confirmed by FINRA and announced on its Daily List on July 2, 2025. The Company’s common shares are currently traded on the OTCID Basic Market maintained by OTC Markets Group Inc. The Company’s ticker symbol has been temporarily changed to “DMNID” and will revert to “DMNIF” after 20 business days.

Following the Reverse Split, the new CUSIP number for the Company’s common shares is 235750205, and the new ISIN is CA2357502053.

Prior to the Reverse Split, the Company had 2,450,477,042 common shares issued and outstanding. Following the Reverse Split, and after giving effect to the adjustment for fractional shares described below, there are 19,603,815 common shares issued and outstanding as of the date of this report. No fractional shares have been issued. Any fractional share that is less than one-half (1/2) of a share has been cancelled, and any fractional share equal to or greater than one-half (1/2) of a share has been rounded up to one whole share.

The exercise or conversion prices and the number of shares issuable under the Company’s outstanding exercisable or convertible securities have been proportionately adjusted to reflect the Reverse Split.

Updated Unaudited Selected Financial Data

This Current Report on Form 8-K provides certain updated selected financial data of Damon Motors Inc. for the years ended June 30, 2024 and 2023; Grafiti Holding Inc. for the years ended June 30, 2024 and 2023; Damon Inc. (formerly Grafiti Holding Inc.) for the three-month period ended September 30, 2024; and Damon Inc. for the three- and nine-month periods ended March 31, 2025, each as adjusted for the Reverse Split (the “Updated Selected Financial Data”). The Updated Selected Financial Data updates and supplements (i) the audited consolidated financial statements of Damon Motors Inc. for the years ended June 30, 2024 and 2023; (ii) the audited consolidated financial statements of Grafiti Holding Inc. for the years ended June 30, 2024 and 2023; and (iii) the unaudited condensed consolidated financial statements of Damon Inc. (formerly Grafiti Holding Inc.) for the three-month period ended September 30, 2024, each of which is included in the registration statement on Form S-1 filed with the SEC on March 18, 2025 (File No. 333-285872) (the “S-1 Registration Statement”), as well as (iv) Damon Inc.’s unaudited condensed consolidated financial statements for the three- and nine-month periods ended March 31, 2025, included in its Quarterly Report on Form 10-Q filed with the SEC on May 19, 2025 (collectively with the S-1 Registration Statement, the “SEC Filings”). The Updated Selected Financial Data does not modify or update the disclosures in such SEC Filings, other than as indicated to reflect the Reverse Split, and should be read in conjunction with the SEC Filings. The information attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Updated Unaudited Selected Financial Data.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2025	DAMON, INC.

	By:	/s/ Bal Bhullar
Bal Bhullar
Chief Financial Officer

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Exhibit 99.1

UNAUDITED SELECTED FINANCIAL DATA

Reverse Stock Split

 On July 3, 2025, Damon Inc. (“Company”) effected a 1-for-125 reverse stock split (“Reverse Stock Split”) of its outstanding common shares.

The audited consolidated financial statements of Damon Motors Inc. for the years ended June 30, 2024 and 2023, the audited consolidated financial statements of Grafiti Holding Inc. for the years ended June 30, 2024 and 2023, and the unaudited condensed consolidated financial statements of Damon Inc. (formerly Grafiti Holding Inc.) for the three month period ended September 30, 2024, each of which is included in the registration statement on Form S-1 filed with the SEC on March 18, 2025 (File No. 333-285872) (the “S-1 Registration Statement”), and the Company’s unaudited condensed consolidated financial statements for the three and nine month periods ended March 31, 2025, included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 that was filed with the Securities and Exchange Committee on May 19, 2025 (the “10-Q Report”), are presented without giving effect to the Reverse Stock Split.

The following selected financial data has been derived from the audited consolidated financial statements of Damon Motors Inc. for the years ended June 30, 2024 and 2023, the audited consolidated financial statements of Grafiti Holding Inc. for the years ended June 30, 2024 and 2023, the unaudited condensed consolidated financial statements of Damon Inc. (formerly Grafiti Holding Inc.) for the three month period ended September 30, 2024, each included in the S-1 Registration Statement, and adjusted to reflect the Reverse Stock Split. The following selected financial data has also been derived from the Company’s unaudited condensed consolidated financial statements for the three and nine month periods ended March 31, 2025, included in the 10-Q Report, and adjusted to reflect the Reverse Stock Split. The Company’s historical results may not be indicative of the results that may be expected in the future.

AS REPORTED

Damon Motors Inc.:

	Years Ended
	June 30, 2024	June 30, 2023
Net loss attributable to common stockholders	$(33,968,248)	$(37,012,609)
Net loss per share, basic and diluted	$(2.79)	$(3.14)
Weighted average common shares outstanding, basic and diluted	12,180,571	11,793,772
Common shares outstanding at year end	12,324,504	11,829,386

Grafiti Holding Inc.:

	Years Ended
	June 30, 2024	June 30, 2023
Net loss attributable to common stockholders	$(1,348,357)	$(73,828)
Net loss per share, basic and diluted	$(0.37)	$(0.02)
Weighted average common shares outstanding, basic and diluted	3,600,001	3,600,001
Common shares outstanding at year end	3,600,001	3,600,001

Damon Inc. (formerly Grafiti Holding Inc.):

	Three Months Ended
	September 30, 2024	September 30, 2023
Net loss attributable to common stockholders	$(1,564,540)	$(3,692)
Net loss per share, basic and diluted	$(0.39)	$(0.001)
Weighted average common shares outstanding, basic and diluted	4,006,706	3,600,001
Common shares outstanding at period end	4,615,384	3,600,001

Damon Inc.:

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net loss attributable to common stockholders	$(25,163,438)	$(13,096,933)	$(2,354,505)	$(25,604,984)
Net loss per share, basic and diluted	$(0.50)	$(1.06)	$(0.11)	$(2.11)
Weighted average common shares outstanding, basic and diluted	50,566,406	12,303,733	21,855,268	12,135,890
Common shares outstanding at period end	503,766,493	2,592,740	503,766,493	2,592,740

AS ADJUSTED FOR 1-FOR-125 REVERSE STOCK SPLIT (unaudited):

Damon Motors Inc.:

	Years Ended
	June 30, 2024	June 30, 2023
Net loss attributable to common stockholders	$(33,968,248)	$(37,012,609)
Net loss per share, basic and diluted	$(348.59)	$(392.29)
Weighted average common shares outstanding, basic and diluted	97,444	94,350
Common shares outstanding at year end	98,596	94,635

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Grafiti Holding Inc.:

	Years Ended
	June 30, 2024	June 30, 2023
Net loss attributable to common stockholders	$(1,348,357)	$(73,828)
Net loss per share, basic and diluted	$(46.82)	$(2.56)
Weighted average common shares outstanding, basic and diluted	28,800	28,800
Common shares outstanding at year end	28,800	28,800

Damon Inc. (formerly Grafiti Holding Inc.):

	Three Months Ended
	September 30, 2024	September 30, 2023
Net loss attributable to common stockholders	$(1,564,540)	$(3,692)
Net loss per share, basic and diluted	$(48.81)	$(0.13)
Weighted average common shares outstanding, basic and diluted	32,053	28,800
Common shares outstanding at period end	36,923	28,800

Damon Inc.:

	Three Months Ended		Nine Months Ended
	March 31, 2025	March 31, 2024	March 31, 2025	March 31, 2024
Net loss attributable to common stockholders	$(25,163,438)	$(13,096,933)	$(2,354,505)	$(25,604,984)
Net loss per share, basic and diluted	$(62.20)	$(133.06)	$(13.47)	$(263.73)
Weighted average common shares outstanding, basic and diluted	404,531	98,429	174,842	97,087
Common shares outstanding at period end	4,030,131	20,741	4,030,131	20,741

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